Exhibit 10.1

CHANGE IN DIRECTORS’ COMPENSATION

On July 14, 2008, A. O. Smith Corporation’s Board of Directors, upon recommendation of the Nominating and Governance Committee, changed the compensation payable to non-employee directors, effective immediately, as described below.

The annual retainer paid to a director shall be $125,000, of which the cash retainer shall remain unchanged at $35,000 payable quarterly in advance and $90,000 paid in A. O. Smith Corporation Common Stock; that the board and committees’ meeting fees shall remain unchanged at $1,500 per meeting, with the exception of the Investment Policy Committee meeting fee, which shall remain unchanged at $3,000 per meeting, $500 for each telephonic meeting, and $1,500 for the new director orientation meeting fee; that the annual retainer for Audit Committee members shall remain unchanged at $5,000 and that the annual retainer for the members of the Investment Policy Committee, Nominating and Governance Committee and Personnel and Compensation Committee shall remain unchanged at $3,000; and that the annual retainer for the chairpersons of the Audit Committee, Investment Policy Committee, Nominating and Governance Committee and Personnel and Compensation Committee chairpersons shall be $10,000 each.

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